Exhibit 10.6

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION

OF CHERAW

NON-QUALIFIED SUPPLEMENTAL

PLAN

Cheraw, South Carolina

As Amended and Restated Effective December 31, 1997

NON-QUALIFIED SUPPLEMENTAL PLAN

FOR

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW

1.	Purpose

The First Federal Savings and Loan Association of Cheraw Non-Qualified Supplemental Employee Stock Ownership Plan (“Supplemental ESOP”) was first established effective December 31, 1997 by First Federal Savings and Loan Association of Cheraw (the “Association”) to provide Participants (as defined herein) or their Beneficiaries with the full amount of Employer-provided pension benefits obtainable under the First Federal Savings and Loan Association of Cheraw Employee Stock Ownership Plan (“ESOP”) which may not be accrued under said ESOP due to the limitations imposed by Section 415 of the Internal Revenue Code (including Section 415(c)(6)) and the limitation on includible compensation imposed by Section 401(a)(17) of the Code. It has now been amended and restated to provide Participants or their Beneficiaries with the full amount of Employer-provided pension benefits obtainable under the Financial Institutions Thrift Plan (the “401(k) Plan”) which may not be accrued under said 401(k) Plan due to the limitations imposed by Section 415 of the Internal Revenue Code (including Section 415(c)(6)), the limitation on includible compensation imposed by Section 401(a)(17), and the limitation on pre-tax contributions imposed by Section 402(g) of the Code in addition to those benefits provided under the Supplemental ESOP. The benefits provided under the amended and restated plan (the “Supplemental Plan”) (as described below) are intended to constitute a deferred compensation plan for “a select group of management or highly compensated employees” for purposes of the Employee Retirement Income Security Act of 1974, as amended.

2.	Definitions

Where the following words and phrases appear in the Supplemental Plan, they shall have the respective meaning as set forth below unless the context clearly indicates the contrary. Except to the extent otherwise indicated herein, and to the extent inconsistent with the definitions provided below, the definitions contained in the 401(k) Plan and the ESOP are applicable under the Supplemental Plan.

2.1 “Applicable Limitation” means any one of the following: (a) the maximum limitations on annual additions to a qualified defined contribution plan under section 415(c) of the Code; (b) the maximum limitation on the annual amount of compensation that may, under section 401(a)(17) of the Code, be taken into account in determining contributions to and benefits under qualified plans; and (c) the maximum limitation, under section 402(g) of the Code, on pre-tax contributions that may be made to a qualified defined contribution plan.

2.2 “Association” means First Federal Savings and Loan Association of Cheraw.

2.3 “Beneficiary” means any person, other than the Participant, who is determined to be entitled to benefits under the terms of the Supplemental Plan.

2.4 “Board of Directors” means the Board of Directors of First Federal Savings and Loan Association of Cheraw.

2.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to a specific provision of the Code shall include such provision, any valid regulation or ruling promulgated thereunder and any comparable provision of future law that amends, supplements or supersedes such provision.

2.6 “Committee” means the Supplemental Plan Committee of the Board of Directors.

2.7 “Company” means Great Pee Dee Bancorp, Inc., the holding company of the Association.

2.8 “Effective Date” means December 31, 1997.

2.9 “Employee” means an employee of the Employer on whose behalf benefits are payable under the 401(k) Plan or ESOP.

2.10 “ESOP” means the First Federal Savings and Loan Association of Cheraw Employee Stock Ownership Plan, and any successor thereto.

2.11 “Employer” means First Federal Savings and Loan Association of Cheraw with respect to its employees, and any successors by merger, purchase, reorganization or otherwise. If a subsidiary or affiliate of the Employer adopts the Supplemental Plan, it shall be deemed the Employer with respect to its employees.

2.12 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to a specific provision of ERISA shall include such provision, any valid regulation or ruling promulgated thereunder and any comparable provision of future law that amends, supplements or supersedes such provision.

2.13 “401(k) Plan” means the Financial Institutions Thrift Plan as adopted by First Federal Savings and Loan Association of Cheraw, and any successor thereto.

2.14 “Participant” means an Employee who has been designated for participation in this Supplemental Plan pursuant to Section 3.1.

2.15 “Plan Year” means the period from January 1, 1997 through December 31, 1997, and each January 1 to December 31 thereafter.

2.16 “Stock” means the common stock of Great Pee Dee Bancorp, Inc., par value $.01, per share.

2.17 “Stock Obligation” means an exempt ESOP loan used to acquire shares of Company stock that meets the requirements of Treas. Reg. §54.4975-7-(b).

2.18 “Supplemental ESOP Benefit” means the contribution of Stock made by the Association for the benefit of the Participant under and in accordance with the terms of the Supplemental Plan in any Plan Year.

2.19 “Supplemental Matching Contribution” means the matching contribution made by the Association for the benefit of a Participant under and in accordance with the terms of the Supplemental Plan in any Plan Year.

2.20 “Supplemental Plan” means the First Federal Savings and Loan Association of Cheraw Non-Qualified Supplemental Plan, as set forth herein and as may be amended or restated from time to time.

2.21 “Supplemental Salary Reduction Contribution” means the salary reduction contribution made by the Association for the benefit of a Participant under and in accordance with the terms of the Supplemental Plan in any Plan Year.

2.22 “Surviving Spouse” means the legal spouse of a Participant, living at the time of the death of the Participant.

2.23 “Termination of Service” means an Employee’s separation from service from the Association, whether by resignation, discharge, death, disability, retirement or otherwise.

3.	Participation

3.1 Designation to Participate. Upon the designation of the Committee, and subject to the approval of the Board of Directors, Employees may become Participants at any time during the Plan Year. Each Employee initially selected by the Committee to participate in the Supplemental Plan shall be set forth on Exhibit A attached hereto and made a part hereof.

3.2 Continuation of Participation. An Employee who has become a Participant shall remain a Participant so long as benefits are payable to or with respect to such Participant under the Supplemental Plan.

4.	Supplemental Benefits

4.1 Supplemental Salary Reduction Contributions.

(a) Any Participant may elect to defer the receipt of a portion of the Compensation otherwise payable to him by the Association in any Plan Year. For these purposes, “Compensation” shall mean basic salary, as defined in the 401(k) Plan. The amount of Compensation deferred by a Participant for the Plan Year shall be equal to:

(i)	a percentage of such Compensation, not to exceed fifteen percent (15%), reduced by

(ii)	the amount the Participant elects to have the Association contribute to the 401(k) Plan during the Plan year.

The amount deferred pursuant to this paragraph (a) shall be a Supplemental Salary Reduction Contribution allocated to the Supplemental Plan.

(b) Should it be determined, after completion of all non-discrimination testing pursuant to Section 401(k)(3) of the Code or any successor section applicable to the 401 (k) Plan, that an additional elective contribution under Section 402(g)(3) of the Code, or any successor section, could have been allocated to the Participant’s account under the 401(k) Plan for such Plan Year, then pursuant to an election made by the Participant at the same time as the election made in paragraph (a) of this Section, the amount of such additional elective contribution shall:

(i)	be deducted from the Supplemental Plan and transferred to the Participant’s account under the 401(k) Plan; or

(ii)	remain in this Plan.

Any transfer or payment of such additional amount shall occur no later than March 31 of the Plan Year following the Plan Year for which such non-discrimination testing is made.

(c) In no event shall any deduction from the Supplemental Plan for any Plan Year pursuant to Paragraph (b) of this Section exceed the amount that the Participant elected to defer for such Plan Year pursuant to Paragraph (a) of this Section. No earnings or appreciation attributable to any amount transferred or paid under Paragraph (b) of this Section shall be transferred or paid.

(d) The election provided in Paragraph (a) of this Section and the additional election provided in Paragraph (b) of this Section shall be in writing, signed by the Participant, and delivered to the Company prior to January 1 of the Plan Year in which the Compensation to be deferred is otherwise payable to the Participant; except that:

(i)	for the Plan Year in which the Supplemental Plan is initially implemented, a Participant may make such elections within 30 days after the date on which the Supplemental Plan is effective provided, however, that such elections shall apply only with respect to Compensation not yet earned by the Participant; and

(ii)	for the Plan Year in which a Participant first becomes eligible to participate in the Supplemental Plan, such Participant may make such elections within 30 days after the date he becomes eligible.

Any deferral election made by a Participant shall be irrevocable with respect to the Plan Year covered by such election.

4.2 Supplemental Salary Reduction Agreement. As a condition to the Association’s obligation to make a Supplemental Salary Reduction Contribution for the benefit of a Participant pursuant to Section 4.1, the Participant must execute a Supplemental Salary Reduction Agreement in the form attached hereto. The Agreement for any Plan Year shall be made before the beginning of that Year and shall remain in full force and effect for subsequent Plan Years unless revoked by a Participant by written instrument delivered to the Association prior to the beginning of the Plan Year in which such revocation is to be effective.

4.3 Supplemental Matching Contributions. (a) For each Plan Year, within thirty (30) days of the end of the Plan Year the Association will make a Supplemental Matching Contribution to this Supplemental Plan on behalf of each Participant in an amount equal to the difference between (i) and (ii) below:

(i)	The 401(k) Plan Matching Contribution that would have been allocated to the account of the Participant under the 401(k) Plan for the Plan Year with respect to the amount deferred by the Participant pursuant to subparagraph (a)(i) of Section 4.1, without giving effect to any reductions required by the limitations imposed by the Code on the 401(k) Plan;

LESS

(ii)	The amount of the 401(k) Plan Matching Contribution actually allocated to the account of the Participant under the 401(k) Plan for the Plan Year.

All Supplemental Matching Contributions shall be allocated to the Supplemental Plan and shall be credited with interest from the last day of the Plan Year for which such contributions are made until the Participant’s retirement, or the date of earlier termination of employment.

(b) If amounts are deducted from the Supplemental Plan and transferred to the account of the Participant under the 401(k) Plan pursuant to the Participant’s election under subparagraph (b)(i) of Section 4.1, all Supplemental Matching Contributions made pursuant to this Section relating to such transferred amounts shall be deducted from the Supplemental Plan and transferred to the account of the Participant under the 401(k) Plan, subject to the following:

(i)	A transfer pursuant to this Section shall occur at the same time as a transfer pursuant to subparagraph (b)(i) of Section 4.1;

(ii)	No earnings or appreciation attributable to any amount transferred pursuant to this Section shall be transferred;

(iii)	Any Supplemental Matching Contribution shall be transferred to the 401(k) Plan only to the extent that the 401(k) Plan, after receiving such transferred contribution, will satisfy the non-discrimination tests set forth in Section 401(m) of the Code or any successor section for the applicable Plan Year.

(c) Other than as provided in Sections 4.1(b) and 4.3(b), the Supplemental Salary Reduction Contributions provided under section 4.1 and the Supplemental Matching Contributions under Section 4.3 shall be paid to or with respect to the Participant only upon termination of the Participant’s employment with the Association and all affiliates thereof for any reason including death. All amounts distributable under the Supplemental Plan shall be distributed at the same time and in the same form as the Participant’s benefit is distributed under the 401(k) Plan.

4.4 Supplemental ESOP Benefits.

(a) A Participant whose ESOP contributions are limited by one or more of the Applicable Limitations shall be entitled to a Supplemental ESOP Benefit under this Supplemental Plan. The Supplemental ESOP Benefit is an amount equal to (i) less (ii), where:

(i)	is the number of shares of Stock that would have been allocated to the account of the Participant under the ESOP, and the earnings thereon, without regard to the Applicable Limitations; and

(ii)	is the number of shares of Stock actually allocated to the account of the Participant under the ESOP for the relevant ESOP plan year, and the earnings thereon. Fractional shares shall be accounted for as such.

(b) Stock credited hereunder to the Supplemental Plan shall be credited with earnings at the same the same time and in the same manner as is applicable to Stock held in the Participant’s account under the ESOP.

(c) In the case of a stock dividend or stock split, additional credits of Stock will be made to each Participant’s account under the Supplemental Plan.

(d) Incidents of Supplemental ESOP Payments. Benefits under this Section 4.4 shall include all attributes in which payment is made from the ESOP, including but not limited to:

(a)	Retirement whether normal, early, or late;

(b)	Disability;

(c)	Death; or

(d)	Termination of employment.

Except to the extent otherwise indicated, and to the extent otherwise inconsistent with the terms of this Supplemental Plan, the provisions of the ESOP are hereby incorporated by reference.

(e) Form of Supplemental ESOP Payments.

(i)	A Participant’s Supplemental ESOP Benefit under Section 4.4 of this Supplemental Plan shall be a benefit paid in cash or, if elected by the Participant, in the form set forth in 4.4(d)(ii) below. Such benefit shall be paid to or with respect to the Participant at the same time as the Participant’s benefit is distributed under the ESOP. Benefits under Section 4.4 of this Supplemental Plan shall cease with the cessation of benefits to the Participant, or his or her surviving spouse or his or her Beneficiary under the ESOP.

(ii)	(A) If a grantor trust is established by the Association and is permitted to hold Stock of the Company, a Participant’s Supplemental ESOP Benefit shall be distributed in shares of Stock of the Company, if elected by the Participant. Any fractional shares of Stock of the Company attributable to the Participant will be distributed in cash.

(B) If no trust is established or if established, such trust is not permitted by applicable law to invest in Stock of the Company, a Participant may elect upon receiving a distribution from the Supplemental Plan, that the Committee convert the cash benefit attributed to his Supplemental ESOP Benefit into shares of Stock of the Company. The value of a Participant’s Supplemental ESOP Benefit at the time of distribution shall be converted to shares of the Company’s Stock by dividing the cash credited to the Participant’s Supplemental ESOP Benefit by the last price quoted for the shares of Stock of the Company on the National Association of Securities Dealers Automated Quotation (“NASDAQ”) System. Such shares of Stock will be issued in the name of the Participant. No shares will be issued in the name of the administrator of the Supplemental Plan. The delivery of the shares to the Participant will act as a discharge of the administrator’s obligation of payment on the Supplemental ESOP Benefit. Any funds that cannot be converted to shares of Stock of the Company will be distributed in cash.

5.	Administration of the Supplemental Plan

5.1 Committee; Duties. This Supplemental Plan shall be administered by the Committee which shall consist of not less than three (3) persons appointed by the Board of Directors. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Supplemental Plan and decide or resolve any and all questions including interpretations of this Supplemental Plan, that may arise in connection with the administration of the Supplemental Plan. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under the Supplemental Plan.

5.2 Agents. The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.

5.3 Binding Effect of Decisions. The decision or action of the Committee regarding any question arising out of or in connection with the administration, interpretation and application of the Supplemental Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Supplemental Plan.

5.4 Indemnity of Committee. The Association shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Supplemental Plan, except in the case of gross negligence or willful misconduct.

6.	Claims Procedure and Arbitration

6.1 Claim. Any person claiming a benefit, requesting an interpretation or ruling under the Supplemental Plan, or requesting information under the Supplemental Plan shall present the request in writing to the Committee which shall respond in writing within thirty (30) days.

6.2 Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

(a) The reason for denial, with specific reference to the Supplemental Plan provisions on which the denial is based.

(b) A description of any additional material or information required and an explanation of why it is necessary.

(c) An explanation of the Supplemental Plan’s claim review procedure.

6.3 Review of Claim. Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

6.4 Final Decision. The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reason and the relevant plan provisions.

6.5 Arbitration. If claimants continue to dispute the claim request or benefit denial based upon completed performance of this Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

7.	Amendment or Termination

7.1 Amendment of Supplemental Plan. A majority of the Board of Directors may amend this Supplemental Plan at any time or from time to time. Any amendment may provide different benefits or amounts of benefits from those herein set forth. However, no such amendment shall adversely affect the benefits of the Participant which have accrued prior to such action.

7.2 Termination of Supplemental Plan. The Supplemental Plan shall not be terminated until all benefits payable under the terms of the Supplemental Plan are either paid or forfeited.

8.	Miscellaneous

8.1 Unfunded Supplemental Plan. This Supplemental Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees or an excess benefit plan for the purpose of providing benefits for certain employees in excess of the limitations imposed by

Section 415 of the Code. However, the Association may elect to establish a trust fund for the benefit of Participants as described in Section 8.3 below. This Supplemental Plan will continue to be unfunded for tax purposes and Title I of ERISA even if benefits are funded by the Association under Section 8.3 below.

8.2 Unsecured General Creditor. The Participant and his Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of Employer, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Employer. Such policies or other assets of Employer shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Supplemental Plan. Any and all of Employer’s assets shall be, and remain, the general, unpledged, unrestricted assets of Employer. Employer’s obligation under the Supplemental Plan shall be that of an unfunded and unsecured promise of Employer to pay money in the future.

8.3 Trust Fund. The Employer shall be responsible for the payment of all benefits provided under the Supplemental Plan. At its discretion, the Employer may establish one (1) or more grantor trusts within the meaning of Code Section 671 et. seq., with such trustees as the Board may approve, for the purpose of providing for payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Association’s creditors in the event of the Company’s or Association’s insolvency, as defined in the trust document and the trust must include a provision that the Employer has the right to substitute assets of equal value for any asset held by the trust. To the extent any benefits provided under the Supplemental Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Employer.

8.4 Nonassignability. Neither the Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

8.5 Expenses of Supplemental Plan. All expenses of the Supplemental Plan will be paid by the Employer.

8.6 Immediately Payable Lump Sum. Notwithstanding any other provision hereof, there shall become immediately due and payable to or with respect to a Participant a lump sum equal to the Participant’s benefits pursuant to Section 4 if:

(a)	the Employer makes a general assignment for the benefit of creditors;

(b)	any proceedings under the Bankruptcy Act are instituted by the Employer or, if instituted against the Employer, is consented to or acquiesced in by it or remains undismissed for 60 days; or

(c)	a receiver or trustee in bankruptcy is appointed for the Employer.

In addition, in the event of any such proceeding by or against the Employer under the Bankruptcy Act, or any such assignment, a Participant, a contingent annuitant, a Surviving Spouse or Beneficiary shall be entitled to prove a claim for any unpaid portion of the benefit provided hereunder and, if the claim is not discharged in full in any such proceeding, or assignment, it will survive any discharge of the Employer under any such proceeding or assignment.

8.8 Change of Control of the Company or the Association. Notwithstanding any other provision herein, there shall become immediately due and payable upon a Change of Control of the Company or the Association, a Participant’s Supplemental ESOP Benefit, Salary Reduction Contribution and Matching Contribution in a lump sum payment.

For purposes of this Section 8.8, a “Change of Control” shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Association or the Company within the meaning of the Home Owners Loan Act, as amended (“HOLA”), and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities except for any securities purchased by the Association’s employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Association or the Company or similar transaction in which the Association or Company is not the surviving institution occurs; or (d) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the Supplemental Plan are to be exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

8.9 Withholding; Payroll Taxes. The Employer shall withhold from payments made to the Participant from the Supplemental Plan any taxes required to be withheld from the Participant’s wages for the federal or any state or local government.

8.10 Participation by Subsidiaries and Affiliates. If any employer is now or hereafter becomes a subsidiary or affiliated company of the Employer and its employees participate in the 401(k) Plan and/or the ESOP, the Board of Directors may authorize such subsidiary or affiliated company to participate in this Supplemental Plan upon appropriate action by such employer necessary to adopt the Supplemental Plan.

8.11 Delivery of Elections to Committee. All elections, designation, requests, notices, instructions and other communications required or permitted under the Supplemental Plan from the Employer, a Participant, Beneficiary or other person to the Committee shall be on the appropriate form, shall be mailed by first-class mail or delivered to such address as shall be specified by such Committee, and shall be deemed to have been given or delivered only upon actual receipt thereof by such Committee at such location.

8.12 Delivery of Notice to Participants. All notices, statements, reports and other communications required or permitted under the Supplemental Plan from the Employer or the Committee to any officer, Participant, Beneficiary or other person, shall be deemed to have been duly given when delivered to, or when mailed by first-class mail, postage prepaid, and addressed to such person at this address last appearing on the records of the Committee.

9.	Construction of the Supplemental Plan

9.1 Construction of the Supplemental Plan. The provisions of this Supplemental Plan shall be construed, regulated, and administered according to the laws of the State of South Carolina, to the extent not superseded by Federal law.

9.2 Counterparts. This Supplemental Plan has been established by the Employer in accordance with the resolutions adopted by the Board of Directors and may be executed in any number of counterparts, each of which shall be deemed to be an original. All the counterparts shall constitute one instrument, which may be sufficiently evidenced by any one counterpart.

9.3 Validity. In case any provision of this Supplemental Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Supplemental Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein

IN WITNESS WHEREOF, and as evidence of the adoption of the Supplemental Plan by the Employer, it has caused the same to be signed by its Officer duly authorized, and its corporate seal to be affixed this 11 day of November, 1999.

ATTEST:	FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW

/s/ Johnnie L. Craft	By:	/s/ James C. Crawford, III
Chairman of the Board